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                                                                EXHIBIT 99.1


                           COACHMEN INDUSTRIES, INC.
           2831 DEXTER DRIVE O P.O. BOX 3300 O ELKHART, INDIANA 46515
                        o 574/262-0123 o Fax 574/262-8823


                                  NEWS RELEASE


For immediate release Wednesday, Feb. 5, 2003

COACHMEN INDUSTRIES, INC. DECLARES REGULAR
QUARTERLY DIVIDEND; APPOINTS NEW BOARD MEMBER

ELKHART, IND. - Coachmen Industries, Inc. (NYSE: COA) today announced that its Board of Directors has declared a $0.06 per share regular quarterly dividend. The dividend will be distributed on March 13, 2003 to shareholders of record as of February 20, 2003. Coachmen Industries has approximately 16.0 million shares of common stock outstanding. The Company also announced that it has appointed Rex Martin, Chairman, President and Chief Executive Officer, of NIBCO, Inc., to Coachmen's Board of Directors.

Claire C. Skinner, Chairman, Chief Executive Officer and President, remarked, "We are very pleased to declare our 82nd consecutive quarterly dividend. In August, we increased the dividend by 20 percent as we continue to focus on increasing shareholder value. Additionally, we are delighted that Mr. Martin has agreed to serve on our Board of Directors. He is an extremely accomplished businessman and his expertise will be beneficial to Coachmen and its shareholders."

Mr. Martin currently serves as Chairman of the Board of Directors and President and Chief Executive Officer of Elkhart, Indiana-based NIBCO, Inc. NIBCO is a worldwide manufacturer of flow-control systems solutions for the residential and commercial construction markets for almost 100 years. He was appointed Chairman of the Board in 1995. Mr. Martin has held the positions of President and Chief Executive Officer since 1992 and was first named President of NIBCO in 1986. He joined the Company in 1975 and served in a variety of marketing, plant management and executive positions until his appointment as President. Mr. Martin holds a bachelor's degree from Indiana University and a master's degree in management from the Massachusetts Institute of Technology. He is a member of the Board of Directors of First Source Bank and chairs their Audit Committee. Mr. Martin also sits on the Advisory Council for the School of Engineering at the University of Notre Dame and is actively involved on the Boards of numerous charitable organizations.

                                     -MORE-

                    Dedicated to the Enrichment of Your Life

Coachmen Industries, Inc. Declares Quarterly Dividend; Appoints New Director Page 2
February 5, 2003

Founded in 1964, Coachmen Industries, Inc. is one of the nation's leading manufacturers of recreational vehicles with well-known brand names including Coachmen(R), Georgie Boy(R), Shasta(R) and Viking(R). Coachmen Industries is also the largest modular home producer in the nation with its All American Homes(R) and Mod-U-Kraf(R) subsidiaries. Modular commercial and telecommunications structures are manufactured by the Company's Miller Building Systems subsidiary. Prodesign, a custom thermoformer of composite and plastic parts, supplies components to numerous industries. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH ARE INHERENTLY UNCERTAIN. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THAT PROJECTED OR SUGGESTED DUE TO CERTAIN RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO THE POTENTIAL FLUCTUATIONS IN THE COMPANY'S OPERATING RESULTS, THE CONDITION OF THE TELECOMMUNICATIONS INDUSTRY WHICH PURCHASES MODULAR STRUCTURES, THE AVAILABILITY AND THE PRICE OF GASOLINE, THE COMPANY'S DEPENDENCE ON CHASSIS SUPPLIERS, INTEREST RATES, COMPETITION, GOVERNMENT REGULATIONS, LEGISLATION GOVERNING THE RELATIONSHIPS OF THE COMPANY WITH ITS RECREATIONAL VEHICLE DEALERS, THE IMPACT OF CONSUMER CONFIDENCE AND ECONOMIC UNCERTAINTY ON HIGH-COST DISCRETIONARY PRODUCT PURCHASES AND OTHER RISKS IDENTIFIED IN THE COMPANY'S SEC FILINGS.


For more information:
        Joseph P. Tomczak
        Executive Vice President and Chief Financial Officer
        574-262-0123


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